Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Healthpeak Properties, Inc.

Healthpeak OP, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Healthpeak Properties, Inc.
	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Guarantees of Debt Securities (1)(5)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Guarantees of debt securities of existing and future subsidiaries (1)(6)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Other	Depositary Shares (1)(4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Healthpeak OP, LLC
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Guarantees of Debt Securities (1)(7)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt	Guarantees of debt securities of existing and future subsidiaries (1)(8)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
Fees Previously Paid	N/A	—	—	—	—	—	—	—
	Total Offering Amounts
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices.
(3)	Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(5)	Healthpeak Properties, Inc. will fully and unconditionally guarantee debt securities issued by Healthpeak OP, LLC. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of Healthpeak OP, LLC debt securities being registered.
(6)	Healthpeak Properties, Inc. will fully and unconditionally guarantee debt securities issued by its existing and future subsidiaries.
(7)	Healthpeak OP, LLC may fully and unconditionally guarantee debt securities issued by Healthpeak Properties, Inc. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of Healthpeak Properties, Inc. debt securities being registered.
(8)	Healthpeak OP, LLC will fully and unconditionally guarantee debt securities issued by its existing and future subsidiaries.